Exhibit 10.1

August 29, 2003

Hans Downer

102 Braelands Dr.

Cary, NC 27511

Dear Hans:

I am pleased to offer you a new appointment to the position of Senior Vice President, Global Services and Canadian Sales with the Entrust group of companies. If you accept this offer, the responsibilities associated with this new position will be in addition to those of your current Professional Services role. You will continue to report to Ed Pillman, but will meet regularly with Bill Conner and the sales leadership team. However, that role and reporting relationship may change in the discretion of Entrust, Inc. (“the Company” or “Entrust). If you do not accept this offer, you will continue in your Professional Services role with Entrust, Inc. under your current at-will employment terms.

If you accept this offer, your base salary will increase from $220,000.00 U.S. to $240,000.00 U.S. effective as of April 7, 2003. Your new base salary and any variable incentive targets will be converted into Canadian dollars once you relocate to Ottawa, Canada. The rate that will be used for the conversion will be the U.S. dollar to Canadian dollar exchange rate (as published by the Bank of Canada) for the close of business on the day of your relocation. Any variable compensation will be paid in U.S. currency prior to the date of your relocation and thereafter will be paid in Canadian currency.

If you accept this offer, you will continue to be eligible to participate in the Company’s current management bonus plan. Your annual incentive potential is up to 30% of base salary or, if you accept this offer, $72,000.00 U.S. at 100% achievement of individual management objectives and Company revenue targets, subject to review by the Compensation Committee of the Board of Directors. This potential is not a target. This incentive program is in the discretion of the Company and may be amended or discounted at any time. You will also be granted an award of non-qualified stock options to purchase sixty-five thousand (65,000) shares of the common stock of Entrust, Inc. with an exercise price equal to the fair market value of the common stock of Entrust, Inc. on August 1, 2003. This award is subject to the terms and conditions of a Stock Option Agreement that must be executed by you and the terms and conditions of the applicable Entrust, Inc. Stock Option Plan. Both of these documents will be provided to you in due course. Your vacation will remain the same at twenty (20) days per year, which may be taken in accordance with the Entrust Paid-Time-Off Policy.

Nothing in this Agreement alters your rights, as an officer of Entrust, to accelerated vesting of all outstanding options granted during the period of your appointment as an officer in the event of an “Acquisition Event” as further explained in the controlling stock option agreement or agreements.

If you accept this offer you will be required to relocate to or near Ottawa, Canada no later than June 30, 2004. Entrust will provide you, subject to the Entrust Relocation Policy, with the following relocation assistance:

•	The buyer value option as stated in our relocation policy, to cover the cost of selling your current house in Cary, North Carolina (“Selling Costs”)
•	Direct moving costs up to $50,000 U.S. (inclusive of any taxes payable by you in respect to such benefit) (“Direct Costs”). Direct Costs may be applied against the following categories of expenses
•	Transportation of household goods from your current house to your new house in Ottawa, Canada,
•	House purchase costs in Ottawa, Canada.
•	Incidental moving costs up to $50,000 U.S. (inclusive of any taxes payable by you in respect to such benefit) (“Incidental Costs”). Incidental moving costs may be applied against the following categories of expenses:
•	Tax planning and preparation for the calendar year during which you relocate to Ottawa, Canada,
•	The incremental cost, for a maximum of three (3) years, for insurance under the Entrust heath and dental insurance plans for one child remaining resident in the State of North Carolina,

•	The incremental cost of tuition for one child at a North Carolina state university as between an in-state resident and an out-of-state resident for a maximum of three (3) years,
•	Other expenses as may be agreed by the Entrust CEO.

Entrust will report your relocation expenses as income as required under applicable tax laws. All claims for direct moving costs and incidental moving costs must be documented at a standard that is in accordance with the Entrust expense reimbursement policy for business-related expenses. Failure to provide such documentation could result in non-payment of claims made for direct or incidental moving expenses.

You understand and agree that employment with Entrust is at will and that Entrust will have the right to terminate your employment with or without cause at any time. You also understand and agree that if you are terminated for any reason, other than for cause, your sole entitlement for such termination shall be to receive (i) statutory termination and severance pay, or (ii) a payment equivalent to nine (9) months of your base salary (in the form of salary continuation), whichever is greater. During this nine (9) month period, you will also be entitled to receive the non-monetary benefits that you would normally have received had you remained employed with Entrust with the exception of short-term and long-term disability benefits and life insurance, which you shall only be entitled to receive during the notice period provided under the employment standards legislation for the state or province in which you are employed. For greater certainty, non-monetary benefits shall not include items such as sales compensation, bonuses, or the grant of additional stock or stock options. The salary and benefit continuation set forth above shall be subject to (i) you complying with your non-competition obligations, and (ii) your execution of a reasonable release of Entrust for any and all liability in respect to your employment with the Entrust group of companies (including any predecessors thereof) and the termination thereof (such form to be prepared by Entrust). In no event will you be entitled to receive a notice period or pay in lieu of notice if you are terminated for cause.

If you relocate to Ottawa region by that June 30, 2004 , Entrust shall pay you, except if your employment is terminated for cause, the Selling Costs, the Moving Costs, and, to the extent incurred by you prior to the termination of your employment any Incidental Costs. The Selling Costs, Moving Costs and Incidental Costs will be capped and subject to the limitations as set forth in this letter.

If you do not relocate to the Ottawa region by June 30, 2004, Entrust, may, in its discretion, (i) reduce your salary to the rate before this letter agreement came into effect, and (ii) set-off from any severance payment payable to you hereunder an amount equal to the costs incurred by Entrust in connection with the aborted relocation not to exceed $50,000.00.

Upon your relocation to Canada, your employer will be Entrust Limited and this letter agreement will be deemed to be transferred and assigned from Entrust, Inc. to Entrust Limited and you agree to such transfer and assignment. After such assignment, you will be an employee of Entrust Limited.

The terms of employment set forth in this letter are complete and supercede any other written or oral understanding between you and the Entrust group of companies, including Entrust, Inc. and Entrust Limited.

I am confident that you will enjoy continued success in your new role, and look forward to a continued successful working relationship.

Sincerely,

/s/ Laura Owen

Laura Owen

Human Resources

Entrust, Inc.

I accept the new appointment at Entrust, Inc. which will be transferred to Entrust Limited, upon my relocation to Canada.

/s/ Hans Downer	September 19, 2003
Signature	Date

HANS DOWNER

Hans Downer

Upon relocation to Canada, Entrust Limited hereby accepts the transfer and assignment of this employment letter to Entrust Limited.

/s/ Michael Morgan	September 22, 2003
Signature	Date

MICHAEL MORGAN
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